UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2009 (March 12, 2009)

The Phoenix Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16517	06-1599088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Row, Hartford, CT	06102-5056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 403-5000

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

As of March 12, 2008, The Phoenix Companies, Inc. (the “Company”) and its subsidiary, Phoenix Life Insurance Company (“Phoenix Life”) were parties to that certain unsecured First Amended and Restated Credit Agreement dated as of April 2, 2008, as amended by that certain First Amendment to First Amended and Restated Credit Agreement dated as of November 6, 2008, by and among the Company and Phoenix Life as borrowers; Wachovia Bank, National Association, as administrative agent; The Bank of New York, as syndication agent; BMO Capital Markets Financing, Inc., JPMorgan Chase Bank, N.A., and PNC Bank, National Association, as documentation agents; and the other lenders party thereto (the “Credit Facility”). Potential borrowers on the Credit Facility were the Company and Phoenix Life. The Company unconditionally guaranteed any loans under this facility to Phoenix Life.

The Credit Facility required that the Company at all times maintain an A. M. Best financial strength rating of at least A-. The Company’s A. M. Best financial rating was downgraded from A to B++ on March 10, 2009. Accordingly, on March 12, 2009, the Company gave notice pursuant to Section 2.5(b) of the Credit Facility that it was terminating the Credit Facility effective as of March 13, 2009 (the “Termination Date”). The Company incurred fees of $132,986.11in connection with the termination. As of the Termination Date, there were no borrowings on the Credit Facility and the Company did not rely on borrowings under the Credit Facility for its current liquidity management requirements. The Company’s management will evaluate the costs and benefits of replacing the facility as part of its assessment of the Company’s future liquidity management requirements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.

Date: March 13, 2009	By:	/s/ Tracy L. Rich
	Name:	Tracy L. Rich
	Title:	Executive Vice President, General Counsel and Secretary